                                                                  EXECUTION COPY

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 10, 2005

                                     between

                     THE PNC FINANCIAL SERVICES GROUP, INC.

                                       and

                           RIGGS NATIONAL CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                    RECITALS

A.  PNC.................................................................      1
B.  Company.............................................................      1
C.  Intention of the Parties............................................      1
D.  Approvals...........................................................      2

                                    ARTICLE I
                                   The Merger

1.1 The Merger..........................................................      2
1.2 Effective Time......................................................      2
1.3 Closing.............................................................      2

                                   ARTICLE II
                      Conversion or Cancellation of Shares

2.1 Conversion or Cancellation of Shares................................      3
2.2 Fractional Shares...................................................      9
2.3 Exchange of Old Certificates for New Certificates...................      9
2.4 Adjustment of Exchange Ratio........................................     11

                                   ARTICLE III
                       Conduct of Business Pending Merger

3.1 Company Forbearances................................................     11
3.2 PNC Forbearances....................................................     14

                                   ARTICLE IV
                                 Representations

4.1 Disclosure Schedules................................................     14
4.2 Standard............................................................     14
4.3 Representations.....................................................     12

                                    ARTICLE V
                                    Covenants

5.1 Reasonable Best Efforts.............................................     26
5.2 Stockholder Approvals...............................................     26
5.3 Registration Statement/Proxy Statement..............................     27
5.4 Press Releases......................................................     28
5.5 Access; Information.................................................     28

5.6  Acquisition Proposals.............................................     29
5.7  Affiliate Agreements..............................................     30
5.8  Takeover Laws and Provisions......................................     30
5.9  Regulatory Applications...........................................     31
5.10 Options...........................................................     31
5.11 Indemnification and Insurance.....................................     32
5.12 Benefit Plans.....................................................     33
5.13 Notification of Certain Matters...................................     34
5.14 Exemption from Liability Under Section 16(b)......................     35
5.15 [Intentionally omitted.]..........................................     35
5.16 Certain Transition Matters........................................     35

                            ARTICLE VI
                            Conditions

6.1  Conditions to Each Party's Obligation to Effect the Merger........     36
6.2  Conditions to Obligation of PNC...................................     37
6.3  Conditions to Obligation of the Company...........................     38

                            ARTICLE VII
                            Termination

7.1  Termination by Mutual Consent.....................................     39
7.2  Termination by PNC................................................     39
7.3  Termination by the Company........................................     40
7.4  Effect of Termination and Abandonment.............................     40

                           ARTICLE VIII
                           Miscellaneous

8.1  Survival..........................................................     41
8.2  Modification or Amendment.........................................     41
8.3  Waiver of Conditions..............................................     42
8.4  Counterparts......................................................     42
8.5  Governing Law.....................................................     42
8.6  Notices...........................................................     42
8.7  Entire Agreement, Etc. ...........................................     43
8.8  Definition of "subsidiary" and "affiliate"; Covenants with Respect
     to Subsidiaries and Affiliates....................................     43
8.9  Interpretation; Effect............................................     43
8.10 Severability......................................................     43
8.11 No Third Party Beneficiaries......................................     43
8.12 Waiver of Jury Trial..............................................     44

                             INDEX OF DEFINED TERMS

                                                                    LOCATION OF
                         TERM                                       DEFINITION
Acquisition Proposal........................................                5.6
Affiliate...................................................                8.8
Benefit Plans...............................................          4.3(m)(1)
PNC.........................................................           Preamble
PNC State Law...............................................             1.1(b)
PNC Benefit Plans...........................................            5.12(a)
PNC Common Stock............................................          Recital A
PNC Meeting.................................................             5.2(a)
PNC Preferred...............................................          Recital A
PNC Preferred Stock.........................................          Recital A
PNC Rights Agreement........................................          Recital A
PNC Stockholder Rights......................................          Recital A
Cash Election Shares........................................             2.1(d)
Certificate of Merger.......................................             1.4(a)
Closing.....................................................                1.5
Closing Date................................................                1.5
Company.....................................................           Preamble
Company Bank................................................            5.11(a)
Company Benefit Plans.......................................            5.12(a)
Company Common Stock........................................          Recital B
Company Insiders............................................               5.15
Company Meeting.............................................             5.2(a)
Company Option..............................................            5.10(a)
Company Options.............................................            5.10(a)
Company Section 16 Information..............................               5.15
Confidentiality Agreement...................................             5.5(c)
Converted Cash Election Share...............................       2.1(e)(1)(C)
Converted Stock Election Share..............................       2.1(e)(2)(B)
DGCL........................................................             1.1(b)
Disclosure Schedule.........................................                4.1
Effective Time..............................................             1.4(a)
Election....................................................             2.1(d)
Election Deadline...........................................             2.3(b)
Election Form...............................................             2.1(d)
Employees...................................................          4.3(m)(1)
Environmental Laws..........................................             4.3(o)
ERISA.......................................................          4.3(m)(1)
ERISA Affiliate.............................................          4.3(m)(3)
ERISA Plans.................................................          4.3(m)(2)
Exception Shares............................................             2.1(c)
Exchange Act................................................          4.3(c)(1)
Exchange Agent..............................................             2.1(d)

Exchange Ratio..............................................             2.1(a)
Governing Documents.........................................             3.1(h)
Governmental Entity.........................................          4.3(f)(1)
Indemnified Liabilities.....................................            5.11(a)
Indemnified Party...........................................            5.11(a)
Insurance Amount............................................            5.11(b)
Internal Revenue Code.......................................          Recital C
IRS.........................................................          4.3(m)(2)
Proxy Statement/Prospectus..................................             5.3(a)
Liens.......................................................          4.3(c)(1)
Material Adverse Effect.....................................             4.2(b)
Measurement Price...........................................                2.2
Merger......................................................             1.1(a)
Multiemployer Plan..........................................          4.3(m)(2)
New Certificate.............................................             2.3(a)
New Option..................................................            5.10(a)
New Shares..................................................             2.3(a)
No-Election Shares..........................................             2.1(d)
NYSE........................................................                2.2
Old Certificate.............................................             2.1(c)
Old Share...................................................             2.1(c)
Pension Plan................................................          4.3(m)(2)
Per Share Cash Consideration................................          2.1(a)(2)
Per Share Stock Consideration...............................          2.1(a)(1)
Person......................................................             2.3(b)
Plan........................................................           Preamble
Previously Disclosed........................................                3.1
Registration Statement......................................             5.3(a)
Regulatory Approvals........................................          4.3(f)(2)
Regulatory Authorities......................................          4.3(i)(1)
Regulatory Filings..........................................          4.3(g)(1)
Representatives.............................................                5.6
Rights......................................................          4.3(b)(3)
Securities Act..............................................          4.3(g)(1)
Significant Subsidiary......................................          4.3(c)(1)
Stock Election Shares.......................................             2.1(d)
Stock Selected No-Election Share............................       2.1(e)(1)(B)
Subsidiary..................................................                8.8
Superior Proposal...........................................                5.6
Surviving Corporation.......................................             1.1(a)
Takeover Laws...............................................             4.3(t)
Takeover Provisions.........................................             4.3(t)
Tax.........................................................          4.3(p)(2)
Tax Returns.................................................          4.3(p)(1)
Taxes.......................................................          4.3(p)(2)
Termination Date............................................             7.2(b)

            AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2005, (this "Plan"), between The PNC Financial Services Group, Inc. ("PNC") and Riggs National Corporation ("Company"). This Plan shall be considered for all purposes an amendment of the Original Plan in its entirety and the provisions of this Plan shall supersede the provisions of the Original Plan in all respects.

                                    RECITALS

            A. Amendment and Restatement. PNC and the Company are parties to an Agreement and Plan of Merger, dated as of July 16, 2004 (the "Original Plan"), which the parties desire to amend and restate in its entirety in accordance with the terms of this Plan and the provisions of this Plan shall supersede the provisions of the Original Plan in all respects.

            B. PNC. PNC is a Pennsylvania corporation with its principal executive offices located in Pittsburgh, Pennsylvania. As of the date hereof, PNC has (i) 800,000,000 authorized shares of common stock, par value $5.00 per share ("PNC Common Stock"), of which not more than 282,880,197 shares are outstanding, together with the rights ("PNC Stockholder Rights") issued pursuant to the Rights Agreement, dated as of May 15, 2000, as amended, between PNC and Computershare Investor Services, LLC, as Rights Agent ("PNC Rights Agreement"); and (ii) 20,000,000 authorized shares of preferred stock, par value $1.00 per share ("PNC Preferred Stock"), of which 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock - Series A ("PNC Series A Preferred Stock"), of which 8,275 shares are outstanding, 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock - Series B ("PNC Series B Preferred Stock"), of which 2,128 shares are outstanding, 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock-Series C ("PNC Series C Preferred Stock"), of which 162,125 shares are outstanding, 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock-Series D ("PNC Series D Preferred Stock"), of which 218,337 shares are outstanding, 338,100 shares have been designated as $2.60 Cumulative Nonvoting Preferred Stock, Series E ("PNC Series E Preferred Stock"), of which no shares are outstanding, 6,000 shares have been designated as Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F ("PNC Series F Preferred Stock"), of which no shares are outstanding, and 450,000 shares have been designated as Series G Junior Participating Preferred Share Purchase Rights ("PNC Series G Preferred Stock").

            C. Company. The Company is a Delaware corporation with its principal executive offices located in Washington, DC. As of the date hereof, the Company has (i) 50,000,000 authorized shares of common stock, par value $2.50 per share ("Company Common Stock"), of which not more than 31,799,270 shares are outstanding, (ii) 20,000,000 authorized shares of Class B common stock, par value $2.50 per share, of which no shares are outstanding and (iii) 25,000,000 authorized shares of preferred stock, par value $1.00 per share, of which no shares are outstanding.

            D. Intention of the Parties. Each of the parties to this Plan intends that the Merger (as hereinafter defined) shall qualify as a reorganization under

Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and that this Plan shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

            E. Approvals. The board of directors of each of PNC and the Company has (1) determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of PNC and the Company, respectively, and in the best interests of their respective stockholders, (2) determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (3) authorized and approved this Plan.

            F. Voting Agreement. In connection with the execution of the Original Plan, a certain stockholder of the Company entered into a Voting Agreement with PNC which is attached hereto as Exhibit A, pursuant to which, among other things, such stockholder agreed to vote certain of his shares of Company Common Stock in favor of the Original Plan and the transactions contemplated thereby. As a condition and inducement to PNC's willingness to enter into this Plan, such stockholder has sent PNC a letter confirming that such Voting Agreement shall be applicable to this Plan.

            NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto amend and restate the Original Plan in its entirety as follows:

                                   ARTICLE I
                                   THE MERGER

            1.1 The Merger. (a) Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), the Company shall merge with and into PNC (the "Merger"), and the separate corporate existence of the Company shall thereupon cease. PNC shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Pennsylvania.

            (b) The Merger shall have the effects specified in this Plan, the Delaware General Corporation Law (the "DGCL") and the Business Corporation Law of the Commonwealth of Pennsylvania (the "PBCL").

            (c) At the Effective Time, the Articles of Incorporation of PNC, as then in effect, shall be the certificate of incorporation of the Surviving Corporation and the By-laws of PNC, as then in effect, shall be the By-laws of the Surviving Corporation.

            (d) The name of the Surviving Corporation shall be the name of PNC.

            1.2 Effective Time. (a) Subject to the terms and conditions of this Plan, on or before the Closing Date, the parties shall execute, and PNC will cause to be filed with the Department of State of the Commonwealth of Pennsylvania, articles of merger as provided in Sections 1926 and 1927 of the PBCL (the "Certificate of Merger"), and PNC will cause a certificate of merger to be filed with the Office of the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the "Effective Time".

            (a) PNC and the Company will each cause the Effective Time to occur not later than the third business day following the satisfaction or waiver of the last of the conditions specified in Sections 6.1(a), (b), (c), (e) and (f) of this Plan. Notwithstanding anything to the contrary in this Section 1.2(b), PNC and the Company may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the DGCL and the PBCL.

            1.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and place as PNC and the Company shall agree, on the date when the Effective Time is to occur (the "Closing Date").

            1.4 Bank Transfer. PNC and the Company shall take all action necessary and appropriate to cause Riggs Bank N.A. ("Company Bank") to transfer to PNC Bank, National Association ("PNC Bank") substantially all of its assets and liabilities and for PNC Bank to receive and assume all such assets and liabilities immediately after the Merger (the "Bank Transfer"). In connection therewith, the transferred assets and liabilities shall be converted to the operating systems of PNC Bank.

                                   ARTICLE II
                      CONVERSION OR CANCELLATION OF SHARES

            2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder:

            (a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares and Dissenting Shares (each as hereinafter defined), shall be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 2.1(d) and (e), the other provisions of this Section 2.1 and possible adjustment as set forth in Section 2.4, either:

                  (1) that number of shares of PNC Common Stock equal to the Exchange Ratio (as defined in Section 2.1(b)) (the "Per Share Stock Consideration"), or

                  (2) an amount in cash, without interest, equal to the Per Share Amount (the "Per Share Cash Consideration" and, together with the Per Share Stock Consideration, the "Consideration").

            (b) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (1) "Aggregate Cash Amount" means, subject to Section 2.1(e), 45% of the product of (x) the Aggregate Company Share Amount (as hereinafter defined) less the number of Exception Shares cancelled pursuant to Section 2.1(d) hereof (but excluding from such reduction the 3,341,521 treasury shares as of the date hereof) and (y) $20.00, rounded to the nearest whole cent; provided, however, that if, at the Effective Time, the aggregate number of shares of Company Common Stock issuable upon exercise of then outstanding Company Options (as defined under Section 5.10(a)) exceeds the difference between (A) 3,169,314 less (B) the aggregate number of shares of Company Common Stock issued upon exercise of Company Options after the date hereof and prior to the Effective Time (such excess being referred to herein as the "Excess Option Shares"), then the "Aggregate Cash Amount" shall be reduced by the product of (A) the Excess Option Shares and (B) an amount equal to the excess of $20.00 over the weighted average exercise price of the options related to the Excess Option Shares at the Effective Time, in each case rounded to the nearest whole cent.

            (2) "Aggregate Company Share Amount" shall equal 31,799,270 shares of Company Common Stock; provided, however, that the Aggregate Company Share Amount shall be increased by virtue of the issuance of any shares of Company Common Stock upon (i) the exercise from and after the date hereof and prior to the Effective Time of Company Options outstanding on the date hereof, (ii) the funding of the trust under the Company Amended and Restated Deferred Compensation Plan, in each case, after February 9, 2005 and prior to the Effective Time, (iii) the distribution of interests under the Riggs National Corporation and Riggs Bank N.A. Deferred Compensation Plan for Directors in accordance with the terms of such plan and (iv) the vesting of deferred share awards or performance share awards under the Riggs National Corporation 2002 Long-Term Incentive Plan (including by reason of Section 5.12(c)) to the extent not outstanding on the date hereof.

            (3) "Aggregate PNC Share Amount" shall, subject to Section 2.1(e), be equal to 6,408,790 shares of PNC Common Stock; provided, however, that the "Aggregate PNC Share Amount" shall be (x) increased by virtue of the issuance of any shares of Company Common Stock upon (i) the exercise from and after the date hereof and prior to the Effective Time of Company Stock Options outstanding on the date hereof, (ii) the funding of the trust under the Company Amended and Restated Deferred Compensation Plan, in each case, after February 9, 2005 and prior to the Effective Time, (iii) the distribution of interests under the Riggs National Corporation and Riggs Bank N.A. Deferred Compensation Plan for Directors in accordance with the terms of such plan or (iv) the vesting of deferred share awards or performance share awards under the Riggs National Corporation 2002 Long-Term Incentive Plan (including by reason of Section 5.12(c)) to the extent not outstanding on the date hereof and (y) shall be decreased in the event any shares of Company Common Stock are cancelled pursuant to Section 2.1(d) hereof, other than the 3,341,521 treasury shares as of the date hereof, in each case on a basis of

0.2015 additional shares of PNC Common Stock for each share of Company Common Stock so issued or cancelled.

            (4) "Measurement Price" means the average of the daily high and low per share sales prices of PNC Common Stock on the New York Stock Exchange (the "NYSE"), as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed by PNC and the Company, for the five (5) full consecutive NYSE trading days ending on the trading day immediately prior to the Closing Date.

            (5) "Closing Transaction Value" means the sum of (A) the Aggregate Cash Amount and (B) the product obtained by multiplying the Aggregate PNC Share Amount by the Measurement Price, rounded to the nearest whole cent.

            (6) "Per Share Amount" means the amount obtained by dividing the Closing Transaction Value by the number of Exchangeable Shares, rounded to the nearest whole cent.

            (7) "Exchange Ratio" means that fraction of a share of PNC Common Stock as shall be obtained by dividing the Per Share Amount by the Measurement Price, rounded to the nearest one-ten-thousandth.

            (8) "Exchangeable Shares" means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole share.

            (e) Adjustments to Preserve Tax Treatment.

            (i) In the event that the quotient obtained by dividing (x) the product of (i) the Aggregate PNC Share Amount and (ii) the Final PNC Share Value by (y) the sum of (A) the Aggregate Cash Amount, (B) the Other Cash Consideration (as defined below), and (C) the product of (i) the Aggregate PNC Share Amount and (ii) the Final PNC Share Value is less than 0.425, the Aggregate PNC Share Amount shall be increased by the Share Adjustment Amount (as defined in this Section 2.1(e)) and the Aggregate Cash Amount shall be decreased by the product of (x) the Final PNC Share Value and (y) the Share Adjustment Amount. The "Share Adjustment Amount" shall be equal to the quotient obtained by dividing (x) the difference obtained by subtracting (i) the product of (a) the Aggregate PNC Share Amount and (b) the Final PNC Share Value from (ii) the product of (a) 0.425 and (b) the sum of (1) the Aggregate Cash Amount, (2) Other Cash Consideration and (3) the product of the Aggregate PNC Share Amount and the Final PNC Share Value by (y) the Final PNC Share Value.

            (ii) In the event that the Aggregate PNC Share Amount and the Aggregate Cash Amount are adjusted as provided for in this Section 2.1(e), all references in this Agreement to the "Aggregate PNC Share Amount" and the "Aggregate Cash Amount" shall refer to the Aggregate PNC Share Amount and the Aggregate Cash Amount as adjusted in this Section 2.1(e).

            (iii) For purposes of this Agreement, "Final PNC Share Value" means the arithmetic average of the daily high and low per share sales prices of PNC Common Stock on the NYSE on the Closing Date or if the Closing Date is not a trading day, the trading day prior to the Closing Date; and "Other Cash Consideration" means the sum of (i) the product of the number of Dissenting Shares (except to the extent that the holder of such Dissenting Shares, as of the Closing Date, has effectively withdrawn or lost his right to dissent from the Merger under the DGCL) and the Per Share Cash Consideration and (ii) any other amounts received by a holder of Company stock prior to the Merger, either in a redemption of Company stock or in a distribution with respect to Company stock (but only to the extent such amount is treated as other property or money received in the exchange for purposes of Section 356 of the Internal Revenue Code, or would be so treated if the Company shareholder also had received stock of PNC in exchange for stock owned by the shareholder in the Company).

            (c) PNC Common Stock. Each share of PNC Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.

            (d) Cancellation of Old Shares. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an "Old Share". Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Consideration. "Exception Shares" means shares of Company Common Stock owned or held by PNC or by the Company, other than shares owned or held in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith.

            (e) Subject to the allocation procedures set forth in Section 2.1(e), each record holder of Company Common Stock will be entitled (i) to elect to receive shares of PNC Common Stock for all or some of the shares of Company Common Stock ("Stock Election Shares") held by such record holder, (ii) to elect to receive cash for all or some of the shares of Company Common Stock ("Cash Election Shares") held by such record holder or (iii) to indicate that such holder makes no such election for all or some of the shares of Company Common Stock ("No-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose and agreed to by PNC and the Company (an "Election Form"). Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline (as defined below), properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

The exchange agent (the "Exchange Agent") will be a bank or trust company in the United States selected by PNC and reasonably acceptable to the Company. In order to make a valid election, the properly completed Election Form must be accompanied by certificates of the shares of Company Common Stock to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by PNC, in its sole discretion). Notwithstanding anything contained herein to the contrary, each share of Company Common Stock owned by a subsidiary of PNC or by a subsidiary of the Company (in each case, other than those shares held by any such subsidiary in a bona fide fiduciary or agency capacity) shall be converted in the Merger solely into PNC Common Stock.

            (f) The allocation among the holders of shares of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

            (1) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received as of the Election Deadline) is less than the number obtained by dividing the Aggregate PNC Share Amount by the Exchange Ratio (the "Stock Conversion Number"), then

            (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

            (B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated No-Election Share (each, a "Stock-Selected No-Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all No-Election Shares will be Stock-Selected No-Election Shares,

            (C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

            (D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; or

            (2) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then

            (A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

            (B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration; provided that if an Election Form designates by stock certificate number the priority in which the Stock Election Shares governed by such Election Form are to be reallocated pursuant to this clause (B), such Stock Election Shares shall be deemed reallocated in accordance with such priority, and

            (C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

            (3) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then

            (A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

            (B) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

            2.2 Fractional Shares. Notwithstanding any other provision of this
Article II, no fractional shares of PNC Common Stock will be issued pursuant to the Merger. Instead, PNC will pay or cause to be paid to the holder of any Old Shares that would, pursuant to paragraph 2.1, otherwise be entitled to receive fractional shares of PNC Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Measurement Price.

            2.3 Exchange of Old Certificates for New Certificates.

            (a) Exchange Agent. Until the first anniversary of the Effective Time, PNC shall make available or cause to be made available to the Exchange Agent certificates (each, a "New Certificate") representing the shares of PNC Common Stock (each, a "New Share") and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be delivered to PNC. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates and/or cash pursuant to this Article II shall thereafter be entitled to look exclusively to PNC, and only as a general creditor thereof in the case of cash, for the shares of PNC Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (b) Exchange Procedures. At least twenty business days prior to the expected Election Deadline, and thereafter from time to time as the Company may reasonably request until the Election Deadline, PNC shall cause the Exchange Agent to mail or deliver to each individual, bank, corporation, partnership, trust, association or other entity or organization (any of the foregoing, a "Person") who is a holder of record of Company Common Stock an Election Form and a form of letter of transmittal in form reasonably satisfactory to PNC and the Company containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this
Article II. To be effective, the Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., New York City time, on the business day that is ten (10) trading days prior to the Closing Date (which date shall be publicly announced by PNC as soon as practicable prior to such date) (the "Election Deadline") and accompanied by the Old Certificates as to which such Election Form is being made, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Company (or accompanied by an appropriate guarantee of delivery by an eligible organization) in the case of shares that are not held in book entry form. For shares that are held in book entry form, PNC shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to Company. The Exchange Agent shall make all computations contemplated by Section 2.1 hereof, and after consultation with PNC and the Company, all such computations will be conclusive and binding on the former holders of Company Common Stock absent manifest error. Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. Any Election Form may be revoked, by the stockholder who submitted such Election Form to the Exchange Agent, only by written notice received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by PNC and the Company that the Merger has been abandoned. Promptly after the Effective Time, each holder who has surrendered to the Exchange Agent an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, shall be entitled to receive in exchange therefor a New Certificate representing the New Shares and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued, or cash payment made, in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or shall establish to the satisfaction of the PNC and the Exchange Agent that any such taxes have been paid or are not applicable.

            (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provision of this Plan, no dividends or other distributions in respect of New Shares with a record date after the Effective Time shall be paid to any Person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided herein. Subject to the effect of applicable laws and the immediately preceding sentence, following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore payable with respect to the New Shares represented thereby, as well as any dividends with respect to Company Common Stock declared prior to the Effective time but unpaid.

            (d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of PNC or the Company of Old Shares.

            (e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by PNC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as PNC or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, PNC or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and/or pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

            2.4 Adjustment of Consideration. In the event that, subsequent to the date of this Plan but prior to the Effective Time, the shares of PNC Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of PNC, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Per Share Cash Consideration and the Per Share Stock Consideration.

            2.5 Shares of Dissenting Stockholders 2.6 . Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder's Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Per Share Stock Consideration or the Per Share Cash Consideration, or a combination thereof, as determined by PNC in its sole discretion. The Company shall give PNC (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of PNC, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            2.7 Withholding Rights. PNC shall be entitled to deduct and withhold from the Consideration such amounts as it is required to deduct and withhold under the Internal Revenue Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by PNC, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the Company stockholder in respect to which such deduction and withholding was made by PNC.

                                  ARTICLE III
                       CONDUCT OF BUSINESS PENDING MERGER

            3.1 Company Forbearances. The Company agrees that from the date hereof until the Effective Time, except as contemplated by this Plan, or as set forth in the applicable paragraph of its Disclosure Schedule ("Previously Disclosed"), without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld), it will not, and will cause each of its subsidiaries not to:

            (a) Ordinary Course. Conduct its business and the business of its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Plan or to consummate the transactions contemplated hereby and thereby.

            (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock other than pursuant to Rights outstanding on the date of the Original Plan, (2) enter into any agreement with respect to the foregoing or (3) permit any additional shares of its stock to become subject to new grants, other Rights or similar stock-based employee rights.

            (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its direct or indirect wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (B) dividends on preferred stock of subsidiaries, the common stock of which is wholly owned directly or indirectly by the Company, in accordance with the terms thereof or
(2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

            (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees (other than executive officers or directors) in the ordinary course of business consistent with past practice,
(2) for other changes that are required by applicable law and (3) to satisfy Previously Disclosed contractual obligations.

            (e) Benefit Plans. Enter into, establish, adopt or materially amend any Benefit Plan, except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations or (3) as provided in this Plan.

            (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

            (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

            (h) Governing Documents. Amend its articles of incorporation, bylaws or similar governing documents ("Governing Documents") or the Governing Documents of any of its subsidiaries, except as contemplated by this Plan.

            (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, applicable regulatory accounting requirements or applicable law.

            (j) Contracts. (1) Enter into, renew or terminate, or make any payment not then required under, any contract or agreement (other than loans, funding arrangements and other transactions made in the ordinary course of the banking business and that do not contain (A) any non-competition or exclusive dealing agreements or other agreement or obligation which purports to limit or restrict in any respect the ability of the Company or its subsidiaries to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its subsidiaries is or could be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries (or, following consummation of the transactions contemplated hereby, the ability of PNC or any of its subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business) that calls for aggregate annual payments of $300,000 or more and which is not terminable on 60 days or less notice without payment of any termination fee or penalty and (2) enter into any contract or agreement pertaining to the use of the name "Riggs" or any derivative thereof.

            (k) Claims. Settle any claim, action or proceeding against it, except for any claim, action or proceeding settled in the ordinary course of business in an amount or for such consideration not in excess of $100,000, individually, or $300,000 in the aggregate for all such settlements, and would not impose any material restriction on the business of the Company or its subsidiaries or, after the Effective Time, PNC or its subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or its subsidiaries or, after the Effective Time, PNC or its subsidiaries.

            (l) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner or (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

            (m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (1) $100,000 per project or related series of projects or (2) $300,000 in the aggregate.

            (n) Certain Tax Matters. Make, change or revoke any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a material refund of Taxes.

            (o) Commitments. Agree or commit to do any of the foregoing.

            3.2 PNC Forbearances. PNC agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Plan or as Previously Disclosed, without the prior written consent of the Company (which consent shall not be unreasonably withheld), it will not, and, in the case of (b) only, will cause each of its subsidiaries not to:

            (a) Governing Documents. Amend its Governing Documents in a manner that would adversely affect the Company's stockholders.

            (b) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner or (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation or (3) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock.

                                   ARTICLE IV
                                 REPRESENTATIONS

            4.1 Disclosure Schedules. On or prior to the date hereof, PNC has delivered to the Company an amended and restated schedule and the Company has delivered to PNC an amended and restated schedule (respectively, each schedule a "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations contained in Section 4.3 or to one or more of its covenants contained herein; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

            4.2 Standard. (a) For all purposes of this Plan, no representation of PNC or the Company contained in Section 4.3 (other than the representations contained in Section 4.3(b), which shall be true and correct in all material respects, and in Section 4.3(g)(3), which shall be true and correct in all respects) shall be deemed untrue and no party hereto shall be deemed to have breached a representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation contained in Section 4.3 (read for this purpose without regard to any individual reference to "materiality" or "Material Adverse Effect" set forth therein) has had or is reasonably likely to have a Material Adverse Effect with respect to PNC or the Company, as the case may be.

            (b) The term "Material Adverse Effect" means an effect which (1) is materially adverse to the business, financial condition or results of operations of PNC or the Company, as the context may dictate, and its subsidiaries, taken as a whole, or (2) materially impairs the ability of PNC or the Company to consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to PNC or the Company, (B) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to PNC or the Company, (C) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses specifically (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a materially disproportionate adverse effect upon PNC or the Company, as the context may dictate, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of PNC or the Company taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (F) any change, effect, event or occurrence arising out of the announcement or performance of this Plan and the transactions contemplated hereby, including any expenses incurred in connection herewith.

            4.3 Representations. Except as Previously Disclosed, the Company hereby represents and warrants to PNC, and PNC hereby represent and warrant to the Company, to the extent applicable, in each case with respect to itself and its subsidiaries, as follows:

            (a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

            (b) Capital Stock.

                  (1) The information in Recital B, in the case of PNC, and in Recital C, in the case of the Company, is true and correct.

                  (2) Its outstanding shares of common stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and were not issued in violation of any preemptive rights.

                  (3) Except as set forth in this Plan or as Previously Disclosed, as of the date hereof, there are no shares of its common stock authorized and reserved for issuance, it does not have any Rights outstanding with respect to its common stock, and it does not have any commitment to authorize, issue or sell any of its common stock or Rights, except pursuant to this Plan, outstanding options to purchase its common stock and the Benefit Plans. All Company Options (as defined in Section 5.10(a)) under the Riggs National Corporation 1993 Stock Option Plan, Riggs National Corporation 1994 Stock Option Plan, Riggs National Corporation 1996 Stock Option Plan and Riggs National Corporation 1997 Non-Employee Directors Stock Option Plan are fully vested and exercisable, or will become such in accordance with their regular vesting schedule prior to October 11, 2004. As used herein, "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

                  (4) In the case of PNC, any shares of PNC Common Stock issued in connection with the Merger have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and were not issued in violation of any preemptive rights.

            (c) Subsidiaries.

                  (1) The Company has Previously Disclosed a list of all of its subsidiaries.

                  (2) (A) It owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any its subsidiaries (other than to it or its wholly owned subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Significant Subsidiary held by it or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C.
Section 55 or comparable state laws) and are owned by it or its subsidiaries free and clear of all liens, pledges, security interests, claims, provisions, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights ("Liens"). For purposes of this Plan, "Significant Subsidiary" has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  (3) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

            (d) Corporate Power. It and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and to consummate the transactions contemplated hereby and thereby.

            (e) Corporate Authority.

                  (1) Subject to receipt of the stockholder approval described in Section 4.3(e)(3), in the case of the Company, this Plan and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Plan is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (2) In the case of PNC, no vote of the holders of any class or series of PNC's capital stock is necessary to approve and adopt this Plan and the transactions contemplated hereby.

                  (3) In the case of the Company, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Plan is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Plan and the transactions contemplated hereby.

            (f) Regulatory Approvals; No Defaults.

                  (1) No consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity") or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or to consummate the Merger or the Bank Transfer except for (A) filings and approvals of applications with and by federal, state and other authorities as Previously Disclosed, (B) filings with the SEC, the National Association of Securities Dealers, and state securities authorities, (C) filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act, if required by applicable law and regulation (D) the applicable stockholder approval described in Section 5.2(a), (E) any consents, notices or approvals required pursuant to any investment advisory contract or the Investment Advisers Act of 1940, and (F) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania.

                  (2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph (the "Regulatory Approvals"), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (3) As of the date hereof, it (a) knows of no reason why (1) all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Plan should not be obtained on a timely basis or (2) the opinion of tax counsel referred to, in the case of PNC, in Section 6.2(c) and, in the case of the Company, in Section 6.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

            (g) Financial Reports and Regulatory Documents; Material Adverse Effect.

                  (1) Its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its subsidiaries subsequent to December 31, 2003 under the Securities Act of 1933, as amended ("Securities Act"), or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its "Regulatory Filings") with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of it and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (2) Since December 31, 2004, it and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

                  (3) In the case of the Company only, since December 31, 2004,
(A) it and its subsidiaries have conducted their businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section
4.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                  (4) In the case of the PNC only, since December 31, 2004, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

            (h) Litigation. Except as set forth in its Regulatory Filings prior to the date hereof, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (1) that, individually or in the aggregate, is material to it and its subsidiaries, taken as a whole, or (2) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Plan.

            (i) Regulatory Matters.

                  (1) Except as Previously Disclosed, neither it nor any of its subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities").

                  (2) Except as Previously Disclosed, neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as Previously Disclosed, there are no material formal or informal investigations relating to any material regulatory matters pending before any Governmental Entity with respect to it or its subsidiaries.

            (j) Compliance with Laws. Except as Previously Disclosed, it and each of its subsidiaries:

                  (1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                  (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened.

            (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, neither it nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (1) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (2) in the case of the Company only, any agreement, contract, arrangement, commitment or understanding that contains (A) any non-competition or exclusive dealing agreements or other agreement or obligation which purports to limit or restrict in any respect the ability of the Company or its subsidiaries to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its subsidiaries is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries; (3) in the case of the Company only, any agreement, contract, arrangement, commitment or understanding that involves performance of services or delivery of goods or materials to or by, or expenditures or receipts of, it or any of its subsidiaries of an amount or value in excess of $300,000, other than any loan commitment entered in the ordinary course or any such agreement, contract, arrangement, commitment or understanding that is terminable on 60 days or less notice without payment of any termination fee or penalty; (4) in the case of the Company only, any joint venture, partnership or similar arrangement providing for the sharing of profits, losses, costs or liabilities by it or any of its subsidiaries with any other Person; and (5) in the case of the Company only, any agreement providing for the indemnification by the Company or its subsidiaries of any Person (other than customary agreements with vendors providing goods or services to the Company or its subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to the Company). Neither PNC nor any of its subsidiaries, nor Seller nor any of its subsidiaries, is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            (l) No Brokers; Fairness Opinions. (i) No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Plan, excluding a Previously Disclosed fee to be paid to Sandler O'Neill & Partners, L.P., in the case of PNC, and Previously Disclosed fee to be paid to Lehman Brothers Inc., in the case of the Company.

            (ii) As of the date of this Plan, it has received the written opinion, dated the date of this Plan, of its financial advisor, Lehman Brothers Inc., in the case of the Company, and of its financial advisor, Sandler O'Neill & Partners, L.P., in the case of PNC, to the effect that the Consideration is fair, from a financial point of view, to, in the case of PNC, PNC and in the case of the Company, the holders of Company Common Stock.

            (m) Employee Benefit Plans. In the case of the Company only,

                  (1) All benefit and compensation plans, contracts, policies or arrangements covering its current or former employees of it and its subsidiaries (the "Employees") and its current or former directors, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans") have been Previously Disclosed. Copies of all Benefit Plans and all amendments thereto, all summary plan descriptions, the most recently filed Form 5500 and the most recent IRS determination letter have been made available to the other party.

                  (2) All Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan") are in substantial compliance with ERISA, the Internal Revenue Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the "ERISA Plans") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), and that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the

Internal Revenue Service (the "IRS"), and it is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Internal Revenue Code. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any subsidiary to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount which would be material. Neither it nor any of its subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Internal Revenue Code or Section 502 of ERISA.

                  (3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Internal Revenue Code (an "ERISA Affiliate"). None of it, any of its subsidiaries or any of its ERISA Affiliates has contributed to a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, within the past six years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Plan.

                  (4) All contributions required to be made under each Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Regulatory Filings as of the date of such filings. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Internal Revenue Code will be materially increased by application of Section 412(l) of the Internal Revenue Code. Neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

                  (6) As of the date hereof, there is no material pending or, to its knowledge threatened, litigation relating to the Benefit Plans. Neither it nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. It or its subsidiaries may amend or terminate any such plan or agreement at any time without incurring any liability thereunder other in respect of claims owed prior to such amendment or termination.

                  (7) Neither the execution of this Plan, shareholder approval of this Plan nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (w) entitle any of its employees or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, PNC to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or
Section 280G of the Internal Revenue Code.

            (n) Labor Matters. Neither it nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its subsidiaries pending or, to its knowledge, threatened, nor to its knowledge is there any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

            (o) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its subsidiaries has received any written notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

            (p) Tax Matters.

                  (1) (A) All returns, amended returns or other reports (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to Taxes (as hereinafter defined) ("Tax Returns") that are required to be filed (taking into account any validly obtained extensions of time within which to file) by or with respect to it and its subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full in a timely manner, (C) all Taxes that it or any of its subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been withheld and, to the extent due and payable, paid over to the proper Governmental Authority in a timely manner, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (G) no extensions or waivers of statutes of limitation have been given by, or requested with respect to any Taxes of, it or any of its subsidiaries.

                  (2) (A) It has made available to the other party hereto true and correct copies of the U.S. federal income Tax Returns filed by it and its subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2003; (B) it has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof; (C) neither it nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group over which it is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its subsidiaries); (D) as of the date hereof, neither it nor any of its subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (E) no Liens for Taxes exist with respect to any of its assets or properties or those of its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP;
(F) neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied; (G) neither it nor any of its subsidiaries has been a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4; and (H) no Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the transfer contemplated by this Plan.

                  (3) As used herein, "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

            (q) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its subsidiaries or their customers, if any, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

            (r) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by it or its subsidiaries are in full force and effect; it and its subsidiaries are not in material default thereunder.

            (s) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"). It has taken all action required to be taken by it in order to make this Plan and the transactions contemplated hereby comply with, and this Plan, and the transactions contemplated hereby comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning "business combinations", "fair price", "voting requirements", "constituency requirements" or other related provisions (collectively, "Takeover Provisions").

            (t) Transactions with Affiliates. There are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, any present or former director or executive officer of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such Persons' respective employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any subsidiary of the Company is a party to any transaction or agreement with any present or former director or executive officer of the Company, other than the terms of such Person's respective employment or service as a director with the Company or any of its subsidiaries.

            (u) Available Funds. In the case of PNC, PNC has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Plan.

                                    ARTICLE V
                                    COVENANTS

            5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Plan, each of PNC and the Company agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as soon as possible and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

            5.2 Stockholder Approvals.

            (a) The Company agrees to take in accordance with applicable law and its Governing Documents all action necessary to convene a meeting of its stockholders (including any adjournment or postponement, the "Company Meeting"), as promptly as practicable, to consider and vote upon the adoption and approval of this Plan, as well as any other matters required to be approved by the Company's stockholders for consummation of the Merger.

            (b) The board of directors of the Company has adopted resolutions recommending to the stockholders of the Company the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan, and the board of directors of the Company shall recommend to the Company's stockholders the approval and adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan. Notwithstanding the foregoing, the board of directors of the Company may withdraw, modify, condition or refuse to recommend the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan if the board of directors of the Company determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law. Notwithstanding the foregoing, this Plan and such other matters shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of approving the Plan and such other matters and nothing contained herein shall be deemed to relieve the Company of such obligation, provided, however, that if the Board of Directors of the Company shall have withdrawn, modified, conditioned or refused to recommend the adoption of this Plan and such other matters in accordance with the terms of this Plan, then in submitting this Plan to the Company's stockholders, the board of directors of the Company may submit this Plan to the Company's stockholders without recommendation (although the resolutions adopting this Plan as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company's stockholders in the Proxy Statement (as defined in Section 5.3(a)) or an appropriate amendment or supplement thereto to the extent required by law.

            5.3 Registration Statement/Proxy Statement.

            (a) The parties agree jointly to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PNC with the SEC in connection with the issuance of PNC Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The parties agree to cooperate in the preparation of the Registration Statement and the Proxy Statement; and, provided that the Company has cooperated as required above, PNC agrees to file an amendment to the Registration Statement with the SEC within eight (8) business days of the date hereof. Each of PNC and the Company agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. PNC also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan. Each of PNC and the Company agrees to furnish all information concerning it, its subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

            (b) Each of PNC and the Company agrees (1) as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (2) that the Registration Statement and Proxy Statement shall comply with all applicable laws as they relate to PNC and the Company. Each of PNC and the Company further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Registration Statement.

            (c) PNC agrees to advise the Company, promptly after PNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PNC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

            5.4 Press Releases. PNC and the Company shall consult with each other before issuing any press release with respect to the Merger or this Plan and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ National Market or the NYSE, as the case may be. PNC and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Plan as reasonably requested by the other party.

            5.5 Access; Information.

            (a) Each of PNC and the Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws (including pursuant to any agreements with, commitments to or orders of any Governmental Entity, including any related action plan), and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request; provided that the foregoing shall not require PNC or the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of PNC or the Company, as the case may be, would result in disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if PNC or the Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of PNC or the Company, as the case may be, or any of its subsidiaries. All requests for information made pursuant to this Section 5.5 shall be directed to an executive officer of PNC or the Company, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be.

            (b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the providing party or (4) is or becomes readily ascertainable from publicly available sources. If this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

            (c) In addition to the confidentiality arrangements contained in this Plan, all information provided or obtained in connection with the transactions contemplated by this Plan (including pursuant to clause (a) above) will be held by PNC in accordance with and subject to the terms of the Confidentiality Agreement, dated May 21, 2004, between PNC and the Company (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Plan and the Confidentiality Agreement, the terms of this Plan will govern.

            5.6 Acquisition Proposals. The Company agrees that after the date hereof neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its "Representatives") not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the board of directors of the Company determines, in good faith, after consultation with its outside financial and legal advisors, that such action is required in order for the board of directors of the Company to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, the Company shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). "Acquisition Proposal" means any proposal or offer with respect to the following involving the Company or any of its Significant
Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 30% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for 30% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan. Notwithstanding anything in this Plan to the contrary, the Company shall (i) promptly advise PNC, orally and in writing, of (A) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, (B) the material terms and conditions of such proposal or inquiry (whether written or oral), and (C) the identity of the person making any such proposal or inquiry and (ii) keep the other party hereto fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof.

            5.7 Affiliate Agreements. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of the Company to deliver to PNC, as soon as practicable after the date of this Plan, a written agreement in the form Previously Disclosed.

            5.8 Takeover Laws and Provisions. No party hereto shall take any action that would cause the transactions contemplated by this Plan to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto shall take any action that would cause the transactions contemplated by this Plan not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make the transactions contemplated by this Plan comply with (or continue to comply with) the Takeover Provisions.

            5.9 Regulatory Applications.

            (a) PNC and the Company shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Plan, and PNC shall file or amend, to the extent necessary, its applications for approval of the Merger and the Bank Transfer by the Board of Governors of the Federal Reserve (the "Board of Governors") and the Office of the Comptroller of the Currency (the "OCC"), respectively, within eight (8) business days of the date hereof, and shall promptly make all other necessary regulatory filings. Each of PNC and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company or PNC to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities other than those reasonably contemplated by the Disclosure Schedule of the Company, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on either PNC or the Company (a "Materially Burdensome Regulatory Condition").

            (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Entity.

            5.10 Options. (a) Cashout of Options. Immediately after the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised under any employee stock option or equity compensation plan or arrangement of the Company (any such option to purchase Company Common Stock being referred to as a "Company Option" or the "Company Options"), whether or not vested or exercisable, shall be terminated and the holder shall be paid by PNC as soon as reasonably possible following the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Per Share Cash Consideration over the applicable per share exercise price of that option by (ii) the number of shares of Company Common Stock that the holder could have purchased (assuming full vesting of all options) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding.

            (b) Actions. Prior to the Effective Time, (1) the Company shall take such actions as PNC may reasonably request (but without expenditure of any funds) to give effect to the transactions contemplated by Section 5.10(a), including, without limitation, the provision of any notices to option holders as may be provided for in the Company's stock option and equity compensation arrangements, and (2) the Board of Directors of the Company or the Compensation Committee thereof, as applicable, will use its reasonable best efforts to adopt any resolutions and/or plan amendments necessary to effectuate the provisions of
Section 5.10(a).

            5.11 Indemnification and Insurance.

            (a) Following the Effective Time, PNC shall indemnify, defend and hold harmless and advance expenses to the present and former directors, officers, employees and agents of the Company or any of its subsidiaries (including the Company Bank), and any person presently or formerly serving at the request of the Company or any of its subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or under or with respect to any employee benefit plan (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, "Indemnified Liabilities") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Time (x) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Governing Documents and indemnification agreements, if any, in effect on the date of this Plan with the Company or any of its subsidiaries and (y) without limitation of, and in addition to, clause (x), to the fullest extent permitted by law. In the event of any such Indemnified Liabilities, (i) PNC shall pay the reasonable fees and expenses of counsel selected by an Indemnified Party promptly after statements therefor are received and shall otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred and (ii) PNC shall cooperate in the defense of such matter. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Plan and is successful in obtaining a decision that it is entitled to enforcement of any right or collection of any money in such action, PNC shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys' fees and costs.

            (b) For a period of six years from the Effective Time, PNC shall use its reasonable best efforts to provide directors' and officers' liability insurance (including excess coverage) and fiduciary liability insurance in respect of any

Company Benefit Plans that serves to reimburse the present and former officers and directors of the Company or any of its subsidiaries (including the Company
Bank) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company, provided, that if PNC is unable to maintain or obtain the insurance called for by this Section 5.11(b), PNC will use its reasonable best efforts to obtain as much comparable insurance as is reasonably available.

            (c)   Any Indemnified Party wishing to claim indemnification under
Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall notify PNC thereof; provided that the failure to so notify shall not affect the obligations of PNC under Section 5.11(a) unless and to the extent that PNC is actually and materially prejudiced as a result of such failure. PNC hereby acknowledges notice of all matters Previously Disclosed.

            (d) If PNC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets or deposits to any other entity, or engage in any similar transaction, then and in each case, PNC shall cause proper provision to be made so that the successors and assigns of PNC shall assume the obligations set forth in this Section 5.11.

            (e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The indemnification rights granted in this Section
5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by contract or otherwise.

            5.12  Benefit Plans.

            (a) PNC shall, or shall cause the Company to, from and after the Effective Time, (1) comply with the Benefit Plans of the Company (the "Company Benefit Plans") in accordance with their terms, (2) provide the employees of the Company with (A) until December 31, 2005, benefits under employee benefit plans that are no less favorable in the aggregate than those provided by the Company on the date hereof and (B) until the first anniversary of the Effective Time, severance benefits on an individual-by-individual basis that are equal to the severance benefits provided by the Company under the Riggs National Corporation Employee Severance Policy on the date hereof other than any such employees who as of the Effective Time are parties to Senior Executive Change of Control and Retention Agreements or other individual agreements providing for payments in connection with the termination of any such employee party, (3) provide employees of the Company credit for years of service with the Company or any of its subsidiaries or their predecessors prior to the Effective Time for the purpose of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan), (4) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Benefit Plans) and eligibility waiting periods under group health plans of PNC to be waived with respect to employees of the Company who remain as employees of PNC or its subsidiaries (and their eligible dependents) and (5) cause to be credited any deductibles or out-of-pocket expenses incurred by employees of the Company and their beneficiaries and dependents during the portion of the calendar year prior to their participation in PNC's health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. PNC and the Company agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its subsidiaries, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Plan (either alone or in combination with any other event); it being understood and agreed to by the parties hereto that the transactions contemplated by this Plan shall constitute a "change of control" for purposes of the Company Benefit Plans.

            (b) PNC hereby expressly assumes at the Effective Time (i) the Previously Disclosed special retention letter agreements, (ii) the Riggs National Corporation Senior Executive Change of Control and Retention Agreements (and the related trust agreement), (iii) the Riggs National Corporation Amended and Restated Deferred Compensation Plan (and the related trust agreement), (iv) the Riggs National Corporation and Riggs Bank N.A. Deferred Compensation Plan for Directors and (v) the Split Dollar Life Insurance Agreements, each as more specifically identified on Section 5.12(b) of the Disclosure Schedule, and PNC agrees to honor and perform the Company's obligations under such plans and agreements in accordance with their terms.

            (c) Prior to the Effective Time, the Company shall take any actions it determines are warranted to cause the interests in the Company Deferred Compensation Plan and the Riggs National Corporation and Riggs Bank N.A. Deferred Compensation Plan for Directors that are in the Company stock fund to be converted into a dollar amount equal to the Per Share Cash Consideration that could be invested in the same way interests that are not in the Company stock fund can be invested at the Effective Time. Prior to the Effective Time, the Company shall take any actions that are necessary to cause all unvested deferred share awards and all unvested performance share awards which are outstanding under the Riggs National Corporation 2002 Long-Term Incentive Plan to be terminated immediately prior to the Effective Time and simultaneously therewith will issue one share of Company Common Stock for each underlying share that is so terminated to the grantee of such award.

            5.13 Notification of Certain Matters. Each of PNC and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, covenants or agreements contained herein.

            5.14 Exemption from Liability Under Section 16(b). PNC and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Options into shares or options of PNC in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.14. Assuming that the Company delivers to PNC the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the board of directors of PNC, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of PNC Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company
Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. "Company Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for PNC Common Stock in the Merger, and the number and description of the options to purchase shares of Company Common Stock held by each such Company Insider and expected to be converted into options to purchase shares of PNC Common Stock in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such Options have been granted have been made available to PNC. "Company Insiders" shall mean those present or former officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information. Prior to the Effective Time, the board of directors of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing in substance that the disposition by the Company Insiders of Company Common Stock in exchange for the Consideration pursuant to the transactions contemplated hereby us intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law.

            5.15  Intentionally Left Blank

            5.16 Certain Transition Matters. (a) Commencing following the date hereof, PNC and the Company shall cooperate and take all actions reasonably necessary to facilitate the integration of their respective businesses and operating systems, effective as of the Closing Date, including by causing their respective employees and officers, and their respective outside vendors and contractors, to provide support and to assist in performing all tasks, including equipment installation, reasonably required to result in a successful integration and conversion at the Closing.

            (b) PNC and the Company shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and shall take such charges as PNC shall reasonably request; provided, however, that the Company shall not be obligated to take any such charges pursuant to this Section 5.16(b) unless and until (i) PNC irrevocably acknowledges to the Company in writing that all conditions to its obligation to consummate the Merger have been satisfied; and (ii) PNC irrevocably waives in writing any and all rights that it may have to terminate this Plan and the Company has obtained the approval of this Plan from its stockholders. The Company shall consult and cooperate with PNC in connection with the development, enhancement and performance of the Company's system of internal control over financial reporting.

            (c) Prior to the Effective Time, the Company shall (i) continue to use all reasonable efforts to comply with the terms of all agreements with, commitments to or orders of any Governmental Entity, including any related action plan, in accordance with their terms, and (ii) continue to work with the independent consultant retained by the Company in connection with Section 1 of the May 14, 2004 Cease and Desist Order with the Board of Governors (the "Independent Consultant"), and shall provide the Independent Consultant with such authority, and with such access to and cooperation of the Company and its personnel, necessary to allow the Independent Consultant to oversee the efforts of the Company addressed in clause (i) of this sentence. In addition, the Company agrees that it shall use all reasonable efforts to cause the Company Bank to complete, prior to the anticipated Closing Date, the review contemplated by Section 1(d) of Article II of the May 13, 2004 consent order with the OCC to the satisfaction of the OCC. The Company also agrees that it shall use all reasonable efforts to complete the anticipated sale of, or winding down of the operations identified in Section 5.16(c) of the Company Disclosure Schedule prior to the Closing Date, and that it shall timely inform PNC of all material developments relating thereto, and shall consult and cooperate with PNC with respect thereto. The Company shall keep PNC fully informed of all efforts in these regards.

                                   ARTICLE VI
                                   CONDITIONS

            6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of PNC and the Company to consummate the Merger is subject to the fulfillment or written waiver by PNC and the Company prior to the Effective Time of each of the following conditions:

            (a) Stockholder Approval. This Plan and the Merger shall have been duly adopted and approved by the requisite votes of the stockholders of the Company.

            (b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger and the Bank Transfer shall have expired or been terminated, and, other than the filing provided for in

Section 1.4(a), all notices, reports and other filings required to be made prior to the Effective Time by PNC or the Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by PNC or the Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger and the Bank Transfer, and the other transactions contemplated hereby by PNC and the Company, shall have been made or obtained (as the case may be) and become final, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNC or the Company, and no such consent, registration, approval, permit or authorization shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

            (c) Third Party Consents. All consents or approvals of all Persons (other than Governmental Entities) required for consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNC or the Company.

            (d) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

            (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

            (f) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(e)) and other authorizations necessary to consummate the Merger and to issue the shares of PNC Common Stock to be issued in the Merger shall have been received and be in full force and effect.

            6.2 Conditions to Obligation of PNC. The obligation of PNC to consummate the Merger is also subject to the fulfillment, or the written waiver by PNC prior to the Effective Time, of each of the following conditions:

            (a) Representations. The representations of the Company set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date) and PNC shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and PNC shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

            (c) Opinion of Tax Counsel. PNC shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to PNC, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of PNC and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of PNC and the Company.

            6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment, or the written waiver by the Company, prior to the Effective Time of each of the following conditions:

            (a) Representations. The representations of PNC set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of PNC by the Chief Executive Officer and the Chief Financial Officer of PNC to such effect.

            (b) Performance of Obligations of PNC. PNC shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of PNC by the Chief Executive Officer and the Chief Financial Officer of PNC to such effect.

            (c) Opinion of Tax Counsel. The Company shall have received an opinion of Sullivan & Cromwell LLP, special counsel to the Company, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (2) each of PNC and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of PNC and the Company.

                                  ARTICLE VII
                                   TERMINATION

            7.1 Termination by Mutual Consent. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not the stockholders of Company Common Stock have adopted and approved this
Plan), upon the mutual consent of PNC and the Company, by action of their respective boards of directors.

            7.2 Termination by PNC. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 6.1(a), by action of the board of directors of PNC:

            (a) if there has been a breach of any representation, covenant or agreement made by the Company in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by PNC to the Company;

            (b) if the Merger shall not have been consummated by May 31, 2005 (the "Termination Date"), provided that the right to terminate this Plan shall not be available if PNC has breached in any material respect its obligations under this Plan in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated;

            (c)   if the approval of the Company's stockholders required by
Section 6.1(a) shall not have been obtained at its stockholders' meeting or at any adjournment or postponement thereof;

            (d) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); or

            (e) if (i) the Board of Directors of the Company has failed to recommend that the Company Stockholders vote in favor of this Agreement and the transactions contemplated hereby or has withdrawn, modified or qualified such recommendation in a manner adverse to PNC, (ii) the Company has failed to substantially comply with its obligations under Section 5.2 or 5.6, or (iii) the Board of Directors of the Company has publicly recommended or endorsed an Acquisition Proposal other than the Merger.

            7.3 Termination by the Company. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 6.1(a), by action of the board of directors of the Company:

            (a) if the Merger shall not have been consummated by the Termination Date; provided that the right to terminate this Plan pursuant to this clause (a) shall not be available if the Company has breached in any material respect its obligations under this Plan in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated;

            (b)   if the approval of the Company's stockholders required by
Section 6.1(a) shall not have been obtained at its stockholders' meeting or at any adjournment or postponement thereof;

            (c) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company);

            (d) if there has been a breach of any representation, covenant or agreement made by PNC in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to PNC.

            7.4 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this
Article VII, this Plan (other than as set forth in Sections 7.5 and 8.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Plan.

            7.5 Termination Fee. (a) In the event that (i) a Company Pre-Termination Takeover Proposal Event (as hereinafter defined) shall occur after the date of this Plan and thereafter this Plan is terminated by either PNC or the Company pursuant to Section 7.2(c) or 7.3(b), respectively, by PNC pursuant to Section 7.2(e)(i) or (ii), or by PNC pursuant to Section 7.2(a) as a result of a willful breach by the Company, and (ii) prior to the date that is twelve (12) months after the date of such termination the Company consummates an Acquisition Proposal or enters into any acquisition or other similar agreement, including any letter of intent, related to any Acquisition Proposal (each, a "Company Acquisition Agreement"), then the Company shall, (i) on the date such Company Acquisition Agreement is entered into, pay PNC a fee equal to $10 million by wire transfer of same day funds and (ii) on the date an Acquisition Proposal is consummated (if consummated within one year of the date of termination, or if consummated at any time (without regard to such one-year period) if the Acquisition Proposal is the Acquisition Proposal relating to the Company Acquisition Agreement addressed in the preceding clause (i)), pay

PNC a fee equal to $30 million by wire transfer of same day funds, less any fee paid pursuant to the preceding clause (i).

            (b)   In the event that this Plan is terminated by PNC pursuant to
Section 7.2(e)(iii), then the Company shall, (i) on the date of such termination, pay PNC a fee equal to $10 million by wire transfer of same day funds and (ii) on the date the Company consummates an Acquisition Proposal (if consummated within one year of the date of termination, or at any time if the Acquisition Proposal is the Acquisition Proposal that resulted in such termination), pay PNC a fee equal to $20 million by wire transfer of same day funds.

            (c) For purposes of this Section 7.5, a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Acquisition Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to the Company Meeting.

            (d) Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 7.5 shall be $30 million.

            (e)   The Company acknowledges that the agreements contained in this
Section 7.5 are an integral part of the transactions contemplated by this Plan, and that, without these agreements, PNC would not enter into this Plan; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.5, and, in order to obtain such payment, PNC commences a suit which results in a judgment against the Company for the fee set forth in this
Section 7.5, the Company shall pay to PNC its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                                  ARTICLE VIII
                                  MISCELLANEOUS

            8.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.10, 5.11, 5.12, 5.14 and 7.5 and this Article VIII, the representations, agreements and covenants contained in this Plan shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

            8.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.

            8.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

            8.4 Counterparts. For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The execution and delivery of this Plan may be effected by telecopier.

            8.5 GOVERNING LAW. THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE.

            8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

TO PNC:                                         TO THE COMPANY:
The PNC Financial Services Group, Inc.          Riggs National Corporation
One PNC Plaza                                   800 17th Street, NW
249 Fifth Avenue                                Washington, DC 20006
Pittsburgh, Pennsylvania 15222                  Attention: Chairman and Chief
Attention: Mergers & Acquisition Department          Executive Officer
Telecopy No.: (412) 762-6238                    Telecopy No.: (202) 835-5226

-and-

Attention: General Counsel
Telecopy: (412) 705-2679

WITH COPIES TO:                                 WITH COPIES TO:
Wachtell, Lipton, Rosen & Katz                  Sullivan & Cromwell LLP
51 West 52nd Street                             125 Broad Street
New York, NY  10019                             New York, NY  10004-2498
Attention:  Craig M. Wasserman                  Attention:  Mark J. Menting
Facsimile:  212-403-2000                        Facsimile:  212-558-3588

            8.7 Entire Agreement, Etc. This Plan (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations, both written and oral, between the parties, with respect to the subject matter hereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 8.7 being null and void).

            8.8 Definition of "subsidiary" and "affiliate"; Covenants with Respect to Subsidiaries and Affiliates. (a) When a reference is made in this Plan to a subsidiary of a Person, the term "subsidiary" has the meaning ascribed to that term in Rule 1-02 of Registration S-X under the Exchange Act. When a reference is made in this Plan to an affiliate of a Person, the term "affiliate" (or "Affiliate") means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

            (b) Insofar as any provision of this Plan shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by PNC or the Company, as the case may be, to cause such action or omission to occur.

            8.9 Interpretation; Effect. When a reference is made in this Plan to Sections, such reference shall be to a Section of this Plan unless otherwise indicated. The table of contents and headings contained in this Plan are for reference purposes only and are not part of this Plan. Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require the Company, PNC or any of their respective subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

            8.10 Severability. The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Plan, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Plan and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            8.11 No Third Party Beneficiaries. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Sections 5.11, 5.12(b) (to the extent of agreements expressly set forth in Section 5.12(b) of the Disclosure Schedule) and 5.14 shall inure to the benefit of the Persons referred to therein.

            8.12 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Plan is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Plan, or the transactions contemplated by this Plan. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Plan by, among other things, the mutual waivers and certifications in this Section 8.12.

                         [NEXT PAGE IS A SIGNATURE PAGE]

            IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                     THE PNC FINANCIAL SERVICES GROUP, INC.

                                     By: /s/   James E. Rohr
                                         ---------------------------------------
                                     Name: James E. Rohr
                                     Title: Chairman and Chief Executive Officer

                                     RIGGS NATIONAL CORPORATION

                                     By: /s/ Robert L. Allbritton
                                         ---------------------------------------
                                     Name: Robert. L. Allbritton
                                     Title: Chairman and Chief Executive Officer